STOCK OPTION AGREEMENT
                              UNDER
                 1999 NON-EMPLOYEE DIRECTOR PLAN
                               OF
                        ADAMS GOLF, INC.



     STOCK OPTION AGREEMENT (this "Agreement") entered into this ____ day of ___________, ____, between ADAMS GOLF, INC., a Delaware corporation (the "Corporation"), and __________________, a member of the Board of Directors of the Corporation (the "Optionee," which term as used herein shall be deemed to include any successor to the Optionee by will or by the laws of descent and distribution, unless the context shall otherwise require).

     Pursuant to the Corporation's 1999 Non-Employee Director Plan (the "Plan"), the Corporation, acting through its Compensation/Plan Committee of the Board of Directors (the "Committee"), approved the issuance to the Optionee, effective as of the date set forth above, of a nonqualified stock option to purchase up to an aggregate of ____________ shares of common stock, par value $.001, of the Corporation (the "Common Stock"), at the price of $____ per share (the "Option Price") which represents not less than 100% of the fair market value of a share of Common Stock determined in accordance with the Plan, upon the terms and conditions hereinafter set forth. (Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Plan).

     NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

     1. OPTION; OPTION PRICE. On behalf of the Corporation, the Committee hereby grants as of the date of this Agreement to the Optionee the option (the "Option") to purchase, subject to the terms and conditions of this Agreement and the provisions of the Plan (which is incorporated by reference herein and which in all cases shall control in the event of any conflict with the terms, definitions and provisions of this Agreement), _______________ shares of Common Stock of the Corporation at an exercise price per share equal to the Option Price. A copy of the Plan as in effect on the date hereof has been supplied to the Optionee, and the Optionee by executing this Agreement hereby acknowledges receipt thereof.

     2. TERM. The term (the "Option Term") of the Option shall commence on the date of this Agreement and shall terminate on the fifth anniversary of the date of this Agreement, unless such Option shall theretofore have been terminated in accordance with the terms hereof or the provisions of the Plan.

     3.   VESTING; CHANGE OF CONTROL; RESTRICTIONS ON EXERCISE.

     (a) Subject to the provisions of Sections 5 and 8 hereof, and unless accelerated, as set forth in the Plan or as provided herein, the Option granted hereunder shall vest and become exercisable for the number of shares set forth opposite the dates noted below (the "Option Vesting Schedule").

                                   Cumulative
          Date(s)             Number of Vested Shares
          -------             -----------------------







     (b) Notwithstanding the provisions of Paragraph 3(a) above, upon a Change in Control (as hereinafter defined):

          (i) the Option shall become fully vested and shall become immediately exercisable with respect to all shares subject to the Option;

          (ii)upon exercise of the Option during the 60-day period from and after the date of a Change of Control, the Optionee may in lieu of the receipt of Common Stock upon the exercise of the Option, elect by written notice to the Corporation to receive an amount in cash equal to the excess of the aggregate Value (as defined below) of the shares of Common Stock covered by the Option or portion thereof surrendered determined on the date the Option is exercised, over the aggregate exercise price of the Option (such excess is referred to herein as the "Aggregate Spread"); provided, however, if the end of such 60-day period from and after the date of a Change of Control is within six months of the date of grant of the Option, the Option shall be cancelled in exchange for a cash payment to the Optionee equal to the Aggregate Spread on the day which is six months and one day after the date of grant of the Option. As used in this
     Section 3(b)(ii), the term "Value" means the higher of (1) the highest Fair Market Value (as defined below) during the 60-day period from and after the date of a Change of Control and (2) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i) or (iii) of the definition of Change of Control, the highest price per share of the Common Stock paid in such transaction or series of transactions (which in the case of paragraph (i) shall be the highest price per share of the Common Stock as reflected in a Schedule 13D filed by the person having made the acquisition) and the term "Fair Market Value" means the "Fair Market Value" of the Common Stock on any date of reference shall be the closing price on the business day immediately preceding such date. For this purpose, the closing price of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, the last reported sale price of the Common Stock on such exchange, as reported in any newspaper of general circulation, (ii) if actual transactions in the Common Stock are included in the Nasdaq National Market or are reported on a consolidated transaction reporting system, the closing sales price of the Common Stock on such system, (iii) if the Common Stock is otherwise quoted on the Nasdaq system, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, (iv) if none of clause (i), (ii) or (iii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Daily Quotation Service if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five (5) of the ten (10) preceding days and (v) if none of clause (i), (ii),
     (iii) or (iv) is applicable, the most recent valuation price for the Common Stock as adjusted by the Board in the exercise of its good faith discretion;

          (iii) if the Optionee ceases to be a Director regardless of the reason therefor other than death following a Change of Control, the Option may be exercised by the Optionee until the earlier of sixty (60) days after the Optionee ceases to be a Director or the expiration date of the Option;

          (iv) the Option becomes non-cancelable; and

          (v) if the Option shall remain exercisable after any such Change of Control, from and after such Change of Control, the Option shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such Change of Control by the holder of a number of shares of stock for which the Option could have been exercised immediately prior to such Change of Control.

     (c) For purposes of this Agreement, a Change in Control of the Corporation shall be deemed to have occurred upon the happening of any of the following events:

          (i) the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than Royal Holding Company, Inc. or B. H. Adams of beneficial ownership of thirty percent (30%) or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; provided, however, that any acquisition by the Corporation or any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise ("Subsidiary"), or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

          (ii) individuals who constitute the Board of Directors of the Corporation as of January 1, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Corporation, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"));

          (iii) approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

          (iv) consummation by the Corporation of the sale or other disposition by the Corporation of all or substantially all of the Corporation's assets; or

          (v) approval by the stockholders of the Corporation or any order by a court of competent jurisdiction of a plan of liquidation of the Corporation.

     (d) If the Corporation shall consummate any merger, consolidation or other reorganization not involving a Change of Control (a "Reorganization") in which holders of shares of Common Stock are entitled to receive in respect of such shares any securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock), the Option shall thereafter be exercisable, in accordance with the Plan and this Agreement, only for the kind and amount of securities, cash and/or other consideration receivable upon such Reorganization by a holder of the same number of shares of Common Stock as are subject to the Option immediately prior to such Reorganization, and any adjustments will be made to the terms of the Option in the sole discretion of the Committee as it may deem appropriate to give effect to the Reorganization.

     (e) Subject to the provisions of Sections 5 and 8 hereof, shares as to which the Option becomes exercisable pursuant to the foregoing provisions may be purchased at any time thereafter prior to the expiration or termination of the Option.

     4.   TERMINATION OF OPTION.

     (a) The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of:

          (i) sixty (60) days after the date that the Optionee ceases to be a Director regardless of the reason therefor other than as a result of such termination by death of the Optionee;

          (ii) one (1) year after the date that the Optionee ceases to be a Director by reason of death of the Optionee or six (6) months after the Optionee shall die if that shall occur during the sixty-day period described in Section 4(a)(i); or

          (iii)     the expiration date of the term of the
     Option.

     5.   PROCEDURE FOR EXERCISE.

     (a) Subject to the requirements of Section 8, the Option may be exercised, from time to time, in whole or in part (but for the purchase of a whole number of shares only), by delivery of a written notice (the "Notice") from the Optionee to the Secretary of the Corporation, which Notice shall:

          (i) state that the Optionee elects to exercise the Option;

          (ii) state the number of shares with respect to which the Option is being exercised (the "Optioned Shares");

          (iii)     state the date upon which the Optionee
     desires to consummate the purchase of the Optioned Shares
     (which date must be prior to the termination of such Option and no later than thirty (30) days after the date of receipt of such Notice);

          (iv) include any representations of the Optionee required under Section 8(c); and

          (v)  if the Option shall be exercised pursuant to
     Section 10 by any person other than the Optionee, include evidence to the satisfaction of the Committee of the right of such person to exercise the Option.

     (b) Payment of the Option Price for the Optioned Shares shall be made in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation or by wire transfer.

     (c) The Corporation shall issue a stock certificate in the name of the Optionee (or such other person exercising the Option in accordance with the provisions of Section 10) for the Optioned Shares as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such shares.

     6. NO RIGHTS AS A STOCKHOLDER. The Optionee shall have no rights as a stockholder of the Corporation with respect to any Optioned Shares until the date the Optionee or his nominee (which, for purposes of this Agreement, shall include any third party agent selected by the Committee to hold such Option Shares on behalf of the Optionee), guardian or legal representative is the holder of record of such Optioned Shares.

     7.   ADJUSTMENTS.

     (a) If at any time while the Option is outstanding, (1) there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a stock dividend, stock split, combination of shares or through any recapitalization resulting in a stock split-up, spin-off, combination or exchange of shares of Common Stock or (2) the value of the outstanding shares of Common Stock is reduced by reason of an extraordinary cash dividend, then and in each such event appropriate adjustment shall be made in the number of shares and the exercise price per share covered by the Option, so that the same proportion of the Corporation's issued and outstanding shares of Common Stock shall remain subject to purchase at the same aggregate exercise price.

     (b) Except as otherwise expressly provided herein, the issuance by the Corporation of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of shares of Common Stock covered by the Option.

     (c) Without limiting the generality of the foregoing, the existence of the Option shall not affect in any manner the right or power of the Corporation to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business; (ii) any merger or consolidation of the Corporation;
(iii) any issue by the Corporation of debt securities, or preferred or preference stock that would rank above the shares of Common Stock covered by the Option; (iv) the dissolution or liquidation of the Corporation; (v) any sale, transfer or assignment of all or any part of the assets or business of the Corporation; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     8.   ADDITIONAL PROVISIONS RELATED TO EXERCISE.

     (a) The Option shall be exercisable only in accordance with this Agreement, including the provisions regarding the period when the Option may be exercised and the number of shares of Common Stock that may be acquired upon exercise.

     (b) The Option may not be exercised as to less than one hundred (100) shares of Common Stock at any one time unless less than one hundred (100) shares of Common Stock remain to be purchased upon the exercise of the Option.

     (c) To exercise the Option, the Optionee shall follow the provisions of Section 5 hereof. Upon the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to the shares of Common Stock issuable upon exercise of the Option, the Committee in its discretion may, as a condition to the exercise of the Option, require the Optionee (i) to represent in writing that the shares of Common Stock received upon exercise of the Option are being acquired for investment and not with a view to distribution and (ii) to make such other representations and warranties as are deemed appropriate by counsel to the Corporation. No Option may be exercised and no shares of Common Stock shall be issued and delivered upon the exercise of the Option unless and until the Corporation and/or the

Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

     (d) Stock certificates representing shares of Common Stock acquired upon the exercise of the Option that have not been registered under the Securities Act shall, if required by the Committee, bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

     (e) The exercise of each Option and the issuance of shares in connection with the exercise of an Option shall, in all cases, be subject to each of the following conditions: (i) the declaration of effectiveness by the Securities and Exchange Commission ("SEC") of a registration statement relating to a primary offering of the Common Stock, filed by the Corporation with the SEC under the Securities Act, (ii) the satisfaction of withholding tax or other withholding liabilities, (iii) the listing, registration or qualification of any to-be-issued shares upon any securities exchange, any NASDAQ or other trading or quotation system or under any federal or state law, (iv) the consent or approval of any regulatory body, (v) the execution of a lock-up agreement with one or more prospective underwriters, or
(vi) the execution of a buy-sell or shareholders agreement with other shareholders of the Corporation. The Committee shall in its sole discretion determine whether one or more of these conditions is necessary or desirable to be satisfied in connection with the exercise of an Option and prior to the delivery or purchase of shares pursuant to the exercise of an Option. The exercise of an Option shall not be effective unless and until such condition(s) shall have been satisfied or the Committee shall have waived such conditions, in its sole discretion.

     9. RESTRICTION ON TRANSFER. The Option may not be assigned or transferred except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code, and may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative or assignee pursuant to a qualified domestic relations order. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 4(a)(ii), by his executors or administrators or by a person who acquired the right to exercise such option by bequest or inheritance to the full extent to which the Option was exercisable by the Optionee at the time of his death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment or transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     10. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to the Optionee, to the address set forth on the signature page hereto; and

          if to the Corporation, to:

               Adams Golf, Inc.
               300 Delaware Avenue, Suite 572
               Wilmington, Delaware  19801
               Attention: Secretary

          with a copy to:

               Adams Golf, Ltd.
               c/o Adams Golf GP Corp.
               2801 E. Plano Parkway
               Plano, Texas  75225
               Attention:  President

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally-recognized overnight courier and
(iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

     11. NO WAIVER. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

     12. OPTIONEE UNDERTAKING. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Corporation or its counsel may in their reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement.

     13. MODIFICATION OF RIGHTS. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

     14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

     15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     16. ENTIRE AGREEMENT. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

                              ADAMS GOLF, INC.



                              By:________________________________
                              Name:______________________________
                              Title:_____________________________



                              OPTIONEE:



                              ___________________________________
                              Name:______________________________
                              Address:  _________________________
                                        _________________________
                                        ________________________

Ladies/Gentlemen:

I hereby exercise my Stock Option to purchase _________ shares of Common Stock of ADAMS GOLF, INC. at the option price of $____ per share as provided in the Stock Option Agreement dated the ___ day of ________________.

I acknowledge that I previously received a copy of the 1999 Non-
Employee Director Plan of Adams Golf, Inc. and executed a Stock
Option Agreement, and I have carefully reviewed both documents.

I have considered the federal tax implications of my option. I hereby tender my personal check, bank draft or money order payable to ADAMS GOLF, INC. in the amount of $____________ or, I have wire transferred $_______________ to ADAMS GOLF, INC., which transfer shall be subject to the confirmation of receipt of funds by the Corporation. [If payment is to be made by wire transfer, the Optionee should contact the Corporation's Chief Financial Officer or Controller in advance to obtain wiring instructions.]



__________________________
Optionee

__________________________
Date